EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Golden River Resources Purchases Slave Properties in Northern Canada

Melbourne Australia – May 12, 2010 - Golden River Resources Corporation (GORV OTCBB) (“Golden River”) announced today that it had closed a transaction to purchase mineral properties in the Slave Craton of Northern Canada.

Since 2002, Golden River Resources has held the rights to undertake gold and base metal exploration on the Slave Properties held by Tahera Diamond Corporation (“Tahera”) in Northern Canada, subject to entering into a separate access agreement each time Golden River Resources wished to undertake exploration.

Under the transaction closed with Tahera, Golden River Resources has purchased these properties for a consideration of CDN$86,000 and the issue to Tahera of 3 million shares of common stock in the Company. Tahera has retained rights to all diamond mineralization within the properties.

As a result of the transaction, Golden River Resources now has unfetted access to these properties. A detailed exploration program for gold is now being planned.

Previous exploration undertaken by Golden River Resources in 2004 and 2006 on the Hood River and Contwoyto gold properties within the Slave returned encouraging results.

Hood River IOL Concession

The Penthouse Prospect covers a large, structurally controlled, 3 kilometre long zone of sheared and brecciated siliceous basalts and sediments that may be directly analogous to the nearby ULU Deposit. Arsenopyrite mineralization has been identified within a 500 metre wide by 2,700 metre long area proximal to volcanic-sediment contacts.

Significant geochemical/assay results of rock chip sampling within this zone of the Hood River IOL are presented in table format below.

Sample No.	Mineralized Zone (CO-20-00-03R IOL)	Gold (g/t)	Silver (g/t)
167468	Penthouse South	62.18	12.9
167470	Penthouse South	39.79	4.4
150361	Penthouse South	38.68	5.3
150205	Penthouse South	9.41	0.9
147250	Penthouse North	8.88	2.4
BR040	Penthouse North	8.73	3.3
150226	Penthouse South	7.8	6.4
150238	Penthouse North	7.49	3.5
150216	Penthouse South	5.81	76
150218	Penthouse South	5.68	57.3
167474	Penthouse South	5.33	19.2

The results to date strongly suggest the need for a follow up diamond drill program. These surface results will be combined with proposed geophysical survey data to form the basis for new drill targets to be explored during 2010.

The North Fold Nose is another area where significant gold mineralization was identified through rock chip sampling and drilling by previous owners. These Golden River Resources rock chip samples were collected over an area measuring 400 metres by 800 metres. The North Fold Nose zone is located approximately 3 km north of the ULU deposit and appears to be the northern extension of the same major fold structure which hosts the ULU deposit.

Significant results are presented in table format below.

Sample No	Mineralized Zone (CO-20-00-03R IOL)	Gold (g/t)	Silver (g/t)
150241	North Fold Nose	70.46	29.3
150245	North Fold Nose	46.06	85.1
185863	North Fold Nose	19.79	6.8
185851	North Fold Nose	16.75	4.8
150242	North Fold Nose	18.44	10.9
150246	North Fold Nose	6.48	10.8
150248	North Fold Nose	5.7	2.2
150249	North Fold Nose	4.91	1.9
185852	North Fold Nose	5.01	1.5

The mineralization in the Blackridge, Crown, Penthouse and North Fold Nose Areas of the property all require additional mapping, geophysical surveys and drill testing during a proposed 2010 exploration program.

Contwoyto IOL Concessions

With the use of recent airborne geophysical surveys and new structural data, Golden River Resources has outlined numerous zones of banded iron formation with strike lengths of over several kilometres on the Contwoyto concessions. A total of 381 samples were collected from the six Contwoyto concession subsections. To date the scope of work has been limited to a more regional nature in this area. The majority of the best values (between 600 and 14,000 ppb gold) come from folded and faulted deformation zones within several of the iron formation horizons. The size and nature of at least three areas appear similar to the nearby Lupin Mine. Further detailed work is required over the principle areas of the Contwoyto concession including proposed ground geophysical surveying, geological mapping and diamond drill testing.

Rockinghorse IOL

Golden River Resources has also acquired the Rockinghorse IOL previously held by Tahera.  To date,this area has been untested for gold mineralization and will be included in the proposed 2010 exploration program.

About Golden River Resources Corporation

Golden River Resources is a Delaware Corporation that is focusing its activities in the mining and exploration industry. Golden River Resources holds a 68.79% interest in TSX listed Acadian Mining Corp (TSX: ADA) that has gold and base metal interests in Nova Scotia in Canada. Golden River Resources also has gold and base metals interests in the Slave Craton of northern Canada and in the highly prospective properties within the Committee Bay Greenstone Belt, Canada. Golden River Resources is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.goldenriverresources.com.

For further information, please contact:
Mr. Joseph Gutnick	Director
President and Chief Executive Officer	New York Office
Golden River Resources Corporation	Golden River Resources Corporation
Tel: +011 613 8532 2860	Tel: (212) 223 0018
Fax: +011 613 8532 2805	Fax: (212) 223 1169
E-mail: josephg@axisc.com.au	E-mail: mordig@axisc.com.au

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices.  Actual results and timetables could vary significantly.  Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2009 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.